Exhibit 23.1

                            Smith & Company
   A Professional Corporation of Certified Public Accountants



       CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors
GameZnFlix, Inc.

We consent to the incorporation by reference in this Registration
Statement of GameZnFlix, Inc. on Form SB-2 of our report dated March 28, 2005, appearing in the Annual Report on Form 10-KSB of GameZnFlix, ,Inc. for the fiscal year ended December 31, 2004, and to all references to our firm included in this Registration Statement.


Smith & Company
Salt Lake City, Utah
July 22, 2005


         4764 South 900 East, Suite 1  Salt Lake City, Utah 84117-4977
             Telephone: (801) 281-4700  Facsimile: (801) 281-4701
                       E-mail: smithcocpa@earthlink.net
Members: American Institute of Certified Public Accountants  Utah Association
                         of Certified Public Accountants